Exhibit 10.2

Amendment No. 1 Dated February 14, 2008 to

Stock Option Agreement dated December 27, 2007 (the “Agreement”)

WHEREAS, Federal-Mogul Corporation, a Delaware corporation (the “Company”), granted to José Maria Alapont (the “Optionee”) on December 27, 2007 (the “Grant Date”) a non-qualified option (the “Option”) to purchase from the Company four million shares of its Class A Common Stock (the “Stock”),

WHEREAS, subject to and contingent upon the consent of the Optionee, the Compensation Committee of the Board of Directors of the Company has determined that it is appropriate in the circumstances to amend the Agreement to increase the per share exercise price of the Option to a value that the Compensation Committee has determined is at least equal to the fair market value of a share of the Stock on the Grant Date,

WHEREAS, the Optionee agrees to such amendment to the Agreement, and

WHEREAS, the parties now desire to amend the Agreement in the respects, but only in the respects, hereinafter set forth.

NOW, THEREFORE, the parties, in consideration of good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, do hereby agree as follows:

Section 3 of the Agreement shall be and is hereby amended as of the date hereof in its entirety to read as follows:

“3. Option Exercise Price. The per share exercise price of the Option shall be $29.75.”

IN WITNESS WHEREOF, this Amendment No. 1 has been executed and delivered this 14th day of February 2008.

FEDERAL-MOGUL CORPORATION

By:	/s/ Vincent J. Intrieri
Name:	Vincent J. Intrieri
Title:	Chairman of the Compensation Committee

/s/ José Maria Alapont
José Maria Alapont